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                                   EXHIBIT 4.4

                                AMENDMENT TO THE
                 BON-TON STORES, INC. PROFIT SHARING/RETIREMENT
                                  SAVINGS PLAN
                  (Amended and Restated Effective July 1, 1994)



            WHEREAS, THE BON-TON STORES, INC., formerly known as S. GRUMBACHER & SON (the "Company"), established the S. Grumbacher & Son Retirement Savings Plan (the "Plan") effective August 1, 1986 to provide benefits to its eligible employees; and WHEREAS, the Plan was amended from time to time, and was completely restated and redesignated as The Bon-Ton Stores, Inc. Retirement Savings Plan, effective January 1, 1989; and

            WHEREAS, the Plan was further amended from time to time, and was redesignated as The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan at the time it was last amended and restated effective July 1, 1994; and

            WHEREAS, Section 12 of the Plan authorizes the amendment of the Plan by the Company.

            NOW, THEREFORE, the Plan is hereby amended as follows:

            1. Section 3(b) of the Plan is hereby amended effective July 1, 1995 to read in its entirety as follows:

                        "(b)  Measuring Service.  For purposes of
            measuring service to satisfy the eligibility provisions of subsection 3(a), the Year of Service computation period for an Employee shall begin with the date on which such Employee first is credited with an Hour of Service; provided, however, if an Employee is credited with less than 1,000 Hours of Service in such
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            computation period, then subsequent computation periods shall begin with the first day of the Plan Year next following the date on which the Employee was first credited with an Hour of Service and continue on a Plan Year basis thereafter. Notwithstanding anything herein to the contrary, each Employee who was employed by either C.E. Chappell & Sons, Inc. ("Chappell") immediately prior to becoming employed by the Company in 1994 or Hess's Department Stores, Inc. ("Hess's") immediately prior to becoming employed by the Company in 1994 shall, solely for the purpose of determining whether such Employee has satisfied the eligibility requirements of Section 3(a) to become a Member on an Entry Date which coincides with or follows July 1, 1995, shall be credited with an Hour of Service for such Employee's employment with Chappell or Hess's as if Chappell and Hess's were each a Participating Company under the Plan for the 1994 calendar year."

            2. Section 5(a) of the Plan is hereby amended effective July 1, 1994 to read in its entirety as follows:

                        "(a) Defined Contribution Limitation. In the event that
            the amount allocable to a Member from amounts contributed by the Participating Companies to the Fund in respect of any Plan Year would cause the Annual Additions allocated to any Member under this Plan plus the Annual Additions allocated to such Member under any other defined contribution plan maintained by a Participating Company or a Related Entity to exceed for any Limitation Year the lesser of (i) $30,000 (or, if greater, one-fourth of the dollar limitation in effect under subsection 415(b)(1)(A) of the Code for such Limitation Year) or (ii) 25% of such Member's compensation (as defined in subsection 5(d)) for such Limitation Year, then such amount allocable to such Member shall be reduced as follows: First, the amount of such Member's Profit Sharing Contribution under
            Section 4(a) for such Plan Year shall be reduced, but not below zero, by the amount of such excess; Second, the amount of such Member's matching contribution under Section 4(j) for such Plan Year shall be reduced, but not below zero, by the amount of such excess, but only to the extent that the reduction of such Member's Profit Sharing Contribution was insufficient to eliminate the excess initially determined under this Section 5(a); Third, in the event the excess initially determined under this Section 5(a) cannot be eliminated by reduction of such Member's Profit Sharing


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            Contributions and matching contributions, such Member's Salary
            Reduction Contributions under Section 4(f) for such Plan Year, including any gains attributable thereto, shall be refunded to such Member to the extent required to eliminate that portion of the excess initially determined under this Section 5(a) and not otherwise eliminated by reduction of such Member's Profit Sharing Contributions and matching contributions. Any portion of a Member's Profit Sharing Contributions or matching contributions that were reduced in accordance with the provisions of this Section 5(a) shall be shall be held in a suspense account and shall be used to reduce contributions allocable to the Member for the next Limitation Year (and succeeding Limitation Years as necessary) provided the Member is covered by the Plan as of the end of the Limitation Year. However, if the Member is not covered by the Plan as of the end of the Limitation Year, then such excess amount shall be held unallocated in a suspense account and shall be allocated, after adjustment for investment gains or losses, among all Employees eligible to make contributions under subsection 4(f) for such Limitation Year as an equal percentage of their Compensation for such Limitation Year. Except as otherwise specifically provided under the Plan, no excess amount may be distributed to a Member or former Member."

            3. In all other respects, the provisions of the Plan shall remain in full force and effect.

            IN WITNESS WHEREOF, The Bon-Ton Stores, Inc. has caused this Amendment to be executed this 23rd day of June, 1995.


                                          THE BON-TON STORES, INC.

                                          By:  /s/ Michael L. Gleim
                                               ----------------------------


ATTEST:

/s/ Robert E. Stern
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[Corporate Seal]


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